UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

PREMIERWEST BANCORP
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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P R E M I E R W E S T  B A N C O R P

503 Airport Road

Medford, Oregon 97504

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 24, 2012

Notice is hereby given that the annual meeting of shareholders of PremierWest Bancorp will be held at the Rogue Valley Country Club located at 2660 Hillcrest Road, Medford, Oregon, on Thursday, May 24, 2012, at 1:00 p.m. for the following purposes:

(1)	Election of Directors;

(2)	Non-binding, advisory vote to approve the Company’s executive compensation as presented in sections of this proxy statement;

(3)	Ratification of appointment of Moss Adams LLP as the Company’s independent registered public accounting firm for the fiscal year ending 2012; and

(4)	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

In addition, the holder of our Series B Preferred Stock will vote to elect two directors. The Board of Directors has fixed the close of business on March 23, 2012, as the record date. Only shareholders of record as of the close of business on the record date are entitled to notice of and to vote at the meeting or any adjournments thereof. Further information regarding voting rights and the business to be transacted at the meeting is presented in the proxy statement.

In accordance with the Securities and Exchange Commission rule changes providing flexibility for public companies to distribute their annual proxy statement, proxy card and annual report to shareholders electronically, we have elected to distribute these materials to shareholders by mailing a brief “Notice of Internet Availability” (commonly called a “Notice and Access Card”) and posting the proxy materials on a website designated by the company. This new process is informally called “e-proxy.” We are taking advantage of e-proxy to distribute our proxy materials for this Annual Meeting of Shareholders. This process is intended to leverage the power of the Internet, to reduce the proxy solicitation costs to the Company associated with mailing paper copies of the proxy materials, and provide more choices for shareholders to access proxy information by making proxy materials more easily accessible and to encourage electronic voting.

Following is a brief description of how the “e-proxy” process works:

The Notice of Internet Availability is titled “IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 24, 2012.” The notice contains:

•	a notice of the annual meeting;

•	instructions on how to view the proxy materials online or request paper copies;

•	instructions about various methods of voting (including telephone and online); and

•	a brief description of the items on the annual meeting agenda.

Shareholders may vote using the Internet, by telephone, or by requesting and returning a paper proxy card. The Notice of Internet Availability has instructions on the various methods of voting your shares. Only shareholders holding certificates or legal proxies from their broker will be allowed to cast a ballot in person at the annual meeting,

If you prefer to have your proxy materials and annual report in hard copy, the Notice of Internet Availability has instructions on how to request paper copies by phone, email or on the Internet. You will be sent the materials by first class mail within three business days after receipt of your request, at no cost to you. Once you request a paper copy, you will continue to receive the materials in paper form each subsequent year until you instruct us otherwise. The online proxy materials will also be in a format suitable for printing on your own printer. If you previously signed up to receive our proxy materials by e-mail or other electronic transmission, you will continue to receive them that way.

You are cordially invited to attend the meeting. Even if you plan to attend the meeting, we encourage you to complete, sign, date and promptly return the attached proxy using the envelope provided to ensure that your shares are represented regardless of the number you own, or to vote electronically via the internet. The officers and personnel, who serve you, genuinely appreciate your continued interest in the affairs of PremierWest Bancorp, its growth and development.

April 9, 2012	BY ORDER OF THE BOARD OF DIRECTORS

Tom Anderson
Executive Vice President
Chief Administrative Officer
Corporate Secretary

PREMIERWEST BANCORP

503 Airport Road

Medford, Oregon 97504

PROXY STATEMENT

This proxy statement, proxy card, Notice of Annual Meeting of Shareholders and the 2011 Annual Report are being furnished to shareholders of PremierWest Bancorp (“Bancorp”) in connection with the solicitation by the Board of Directors of proxies to be used at the annual meeting of shareholders to be held at the Rogue Valley Country Club located at 2660 Hillcrest Road, Medford, Oregon, on Thursday, May 24, 2012, at 1:00 p.m. This proxy statement and related materials are being distributed to shareholders on or about April 9, 2012.

Summary of Proposals

At the meeting, shareholders will vote to elect a board of directors to serve until the annual meeting of shareholders in 2013. The Board of Directors has nominated John L. Anhorn, Richard R. Hieb, James M. Ford, John A. Duke, Patrick G. Huycke, Rickar D. Watkins, Brian R. Pargeter, Dennis N. Hoffbuhr, Thomas R. Becker, James L. Patterson, John B. Dickerson and Georges C. St. Laurent, Jr., as directors. All of the nominees are current Board members. For more information about the director nominees and related information pertinent to the election of directors, please refer to the information set forth in Proposal No. 1. The Board of Directors unanimously recommends voting FOR all of the nominees. In addition, the holder of our Series B Preferred Stock will vote to elect two directors.

Pursuant to the requirements of the American Recovery and Reinvestment Act of 2009, the Board of Directors is submitting to the shareholders for a vote to approve the compensation of executives as disclosed in sections of this proxy statement. This vote is advisory only and the outcome is not binding on the Company, the Board of Directors or the Compensation Committee. However, the Compensation Committee will consider the outcome when establishing executive compensation arrangements in the future. For more information about the executive compensation arrangements, please refer to the information set forth in Proposal No. 2 and the Compensation Discussion and Analysis and related compensation tables. The Board of Directors unanimously recommends that you vote FOR approving the compensation of executives as disclosed herein.

The Audit Committee selected and retained Moss Adams LLP as its independent registered public accounting firm for fiscal year 2012 and is submitting to the shareholders a proposal for ratification of this appointment. This vote is advisory only, but the Audit Committee may consider the outcome of the vote when selecting its public accounting firm for future engagements. For more information about the ratification of Moss Adams LLP as the independent registered public accounting firm for 2012, please refer to the information set forth in Proposal No. 3. The Board of Directors unanimously recommends that you vote FOR ratifying the appointment of Moss Adams LLP.

VOTING AT THE MEETING

Who May Vote

Only the shareholders shown on our records as of March 23, 2012, are entitled to notice of, and to vote at the meeting. The holder of our Series B Preferred Stock is not eligible to vote on the matters presented in Proposal No. 1, Proposal No. 2, and Proposal No. 3. Only the holder of our Series B Preferred Stock votes on the two Series B Directors.

Voting Your Shares

You may vote your shares at the meeting either in person or by proxy. You may also vote by telephone or via the internet. For more information regarding how to vote using any of these methods, please refer to the information provided in the Notice of Internet Availability and the proxy card.

Each share is entitled to one vote. If your shares are held by a broker, bank or other nominee (in “street name”), you must give voting instructions to that nominee. If your shares are held in street name, you must contact the nominee holder of the shares to revoke a proxy or to change your vote. You will not be able to vote or revoke a proxy at the meeting if your shares are held in street name, unless you hold a legal proxy issued by the nominee holder to you.

Voting by Proxy

Even if you plan to attend the meeting, we encourage you to vote by proxy. The Board of Directors has designated James M. Ford and Tom Anderson to serve as proxy holders for the meeting and their names appear on the proxy card. You may vote your shares by obtaining and marking a proxy card to indicate your vote on the matters presented at the meeting and the proxy holders will vote your shares as instructed (see the Notice of Internet Availability for information on how to obtain a proxy card). If no instructions are given, executed proxies will be voted FOR the election of all nominees for directors; FOR the nonbinding proposal on executive compensation; FOR ratification of the appointment of Moss Adams LLP as the independent registered public accounting firm for 2012; and in the proxy holder’s discretion on any other matters that may properly come before the shareholders at the meeting.

Determining a Quorum

A majority of the outstanding shares of common stock must be represented at the meeting, in person or by proxy, to constitute a quorum for the transaction of business. If you attend the meeting or submit a proxy but abstain from voting on a given matter, your shares will count as present for determining a quorum. If you do not sign your proxy, your shares cannot be voted at the meeting and your shares will not count as present for determining a quorum.

Broker non-votes will also be counted as “present” for establishing a quorum. A broker may vote your shares in his/her discretion on routine matters, including ratification of auditors, if they do not receive instructions on how to vote your shares. Your broker is prohibited from voting your shares on non-routine matters unless you have given voting instructions to your broker. All matters other than ratification of our auditors are deemed non-routine, so your broker may not vote on these matters in his/her discretion. Your broker, therefore, will need to return a proxy card without voting on non-routine matters if you do not give voting instructions, which is referred to as a “broker non-vote” or sometimes referred to as “uninstructed shares”.

Counting Votes

Each share of common stock is entitled to one vote. In an election of directors, each share is entitled to one vote for each director position to be filled, and you may not cumulate votes. In an election of directors where there are more nominees than open board positions, directors are elected by a plurality of votes, which means that the nominees receiving the most votes will be elected regardless of the number of votes cast in favor of each nominee. In an “uncontested” election of directors where the number of open board positions is the same as the number of nominees, directors are elected pursuant to the terms of our majority vote policy, which means the number of shares voted “for” the election of a director must exceed 50% of the number of votes cast with respect to such director’s election. The Company’s Bylaws require that any director receiving less than a majority of the votes cast in an uncontested election tenders his/her resignation after the conclusion of the shareholder meeting and that the board of directors considers the resignation in light of the impact on and composition of the remaining board members. The board may choose to accept or reject the resignation. If rejected, the director tendering the resignation may not stand for re-election at the next shareholder meeting electing board members. Approval of all other matters before shareholders at the annual meeting requires the affirmative vote (“for”) of a majority of the votes cast on such matter.

Revoking a Proxy

Execution of a proxy will not in any way affect a shareholder’s right to attend the meeting and vote. A proxy may be revoked by a holder of record prior to its exercise at the meeting by (a) presenting a proxy bearing a later date; (b) submitting a written revocation to Tom Anderson, Executive Vice President & Secretary, at PremierWest Bancorp, P.O. Box 40, Medford, Oregon 97501, prior to commencement of the meeting; or (c) if the shareholder is present at the meeting, by oral request or submission of such an instrument of revocation at the meeting. A shareholder attending the meeting need not revoke his or her proxy and vote in person unless he or she wishes to do so. Attendance at the meeting will not, of itself, revoke a proxy. You will not be able to revoke a proxy at the meeting if your shares are held in “street name” unless you hold a legal proxy from your broker.

Director and Officer Stock Ownership

Our authorized capital stock consists of 150,000,000 shares of common stock, no par value, and 1,000,000 shares of preferred stock, no par value. As of March 23, 2012, there were 10,034,741 shares of common stock issued and outstanding and entitled to vote at the meeting and 41,400 shares of Series B Preferred Stock. The Series B Preferred Stock is not entitled to vote on any matters other than the election of two Series B Directors. As of March 23, 2012, directors and executive officers, together with their affiliates owned 2,409,979 shares of common stock entitled to vote at the meeting, which shares represent 23.94% of the total shares outstanding and entitled to vote at the meeting.

Cost of Proxy Solicitation

PremierWest Bancorp will bear the cost of this proxy solicitation. We do not expect to pay any compensation for the solicitation of proxies, but may reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their expenses in sending proxy materials to principals and obtaining their proxies. In addition to solicitation of proxies by mail, we may also use officers and regular employees to solicit proxies from shareholders, either in person or by telephone, fax, or letter, without extra compensation.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE,

YOU ARE REQUESTED TO COMPLETE, DATE AND

SIGN A PROXY CARD AND

RETURN IT PROMPTLY IN THE

ENVELOPE PROVIDED.

BUSINESS OF THE MEETING

The following matters will be presented for shareholder action at the annual meeting:

PROPOSAL No. 1

Election of Directors

The number of directors is currently set at fourteen, including two directors elected by the holder of our Series B Preferred Stock. Directors are elected by the shareholders at the annual shareholders’ meeting and serve until the next annual meeting or until their successors are elected and qualified. The Board of Directors has nominated the following persons to serve as directors for the ensuing year.

Nominees

The named nominees all served as directors of Bancorp and its subsidiary, PremierWest Bank, during 2011.

Name of Nominee	Age	Director Since*
John Anhorn	69	1998
James Ford	53	2006
Rich Hieb	67	1998
John Duke	73	1990
Patrick Huycke	62	1990
Rickar Watkins	66	2000
Brian Pargeter	69	2000
Dennis Hoffbuhr	63	1990
Thomas Becker	60	2000
James Patterson	72	1999
John Dickerson	71	2004
Georges St.Laurent, Jr.	75	2009

*	Includes service with PremierWest Bank and predecessor, Bank of Southern Oregon.

The proxy holders intend to vote FOR the election of the nominees listed above. If any nominee is unwilling or unable to serve, the proxy will be voted by the individuals named in the proxy for such substitute nominee as the Board of Directors may designate. Management has no reason to believe any nominee will be unavailable.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE NOMINEES SET FORTH ABOVE

TO SERVE AS DIRECTORS OF THE COMPANY.

Election of Series B Directors

The Series B Preferred Stock holder elected Mary Carryer, age 64, as a director in December 2011 and Bruce Currier, age 64, as a director in March 2012, as Series B Directors. The holder of our Series B Preferred Stock, the U.S. Treasury, will elect the two Series B Directors at the Annual Meeting. It is expected, but not required, that Ms. Carryer and Mr. Currier will be elected in such capacity. Holders of our Common Stock are not entitled to vote on the Series B Directors.

INFORMATION ABOUT DIRECTORS AND EXECUTIVE OFFICERS

Directors and Nominees

John L. Anhorn currently serves as Chairman of PremierWest Bank, a position he has held since December 2008. Prior to December of 2008, Mr. Anhorn served as Chief Executive Officer of PremierWest Bancorp, and has been a director since its formation and served as a director of its predecessor, Bank of Southern Oregon, since May 1998. Mr. Anhorn also serves as a director of PremierWest Bancorp’s subsidiary, PremierWest Bank. Mr. Anhorn previously served as President of Western Bank until April 1997, when Western Bank was acquired by Washington Mutual Bank. Mr. Anhorn has over 47 years’ experience in the banking industry.

James M. Ford is PremierWest Bancorp’s and PremierWest Bank’s President & Chief Executive Officer, and a director of PremierWest Bancorp and its subsidiary, PremierWest Bank. Mr. Ford was appointed President of PremierWest Bancorp and its subsidiary PremierWest Bank in October 2006 and at the same time joined the Boards of Directors of PremierWest Bancorp and PremierWest Bank. Mr. Ford joined PremierWest in March 2006 as part of a multi-year executive succession plan. He initially held the position of Senior Executive Vice President with direct responsibility for PremierWest Bank’s network of branches in Oregon and California, and PremierWest Bank’s Mortgage Division and PremierWest Finance Company. Mr. Ford’s career spans over 30 years in the financial services industry including roles as Executive Vice President of Planning and Development and Executive Vice President & Chief Operating Officer. Among other duties, he serves on the Board of Directors of the Oregon Bankers Association. He is a graduate of the University of Oregon and of the Pacific Coast Banking School at University of Washington.

Richard R. Hieb served, prior to his retirement in 2011, as Senior Executive Vice President & Chief Operating Officer of PremierWest Bancorp and PremierWest Bank since March 2005, and has been a director of PremierWest Bancorp since its formation; and served as a director of PremierWest Bank and its predecessor, Bank of Southern Oregon, since May 1998. Prior to his appointment as Senior Executive Vice President, Mr. Hieb served as Executive Vice President & Chief Operating Officer of PremierWest Bancorp and PremierWest Bank, and its predecessor Bank of Southern Oregon. Previous to his employment with PremierWest, Mr. Hieb was Executive Vice President & Chief Administrative Officer of Western Bank, until it was acquired by Washington Mutual Bank in April 1997. Mr. Hieb has in excess of 47 years’ experience in the banking industry.

John A. Duke is the Chairman of the Board and has served in that capacity with PremierWest Bancorp since its formation and served as a director with its predecessor, Bank of Southern Oregon, since its organization in 1990. Mr. Duke also served as a director for Jefferson State Bank, Medford, Oregon, until it was acquired by First Interstate Bank. For over five years Mr. Duke has been self-employed, managing his investments, including real estate, Superior Health Club and Superior Air Center, Inc., a Medford, Oregon based Aviation Company that provides services for privately owned aircraft and is the parent company of Million Air Medford a full service fixed base operator.

Patrick G. Huycke is the Vice-Chairman of the Board and has served as a director of PremierWest Bancorp since its formation, and served as a director of its predecessor, Bank of Southern Oregon, since 1994. For over five years Mr. Huycke has been a partner in the law firm, Huycke, O’Connor & Jarvis, LLP. Mr. Huycke received his law degree from Willamette University and has practiced law since 1975.

Rickar D. Watkins previously served as a director of United Bancorp and its subsidiary, Douglas National Bank, from 1993 until its merger with PremierWest Bancorp in May 2000, at which time he joined the Board of PremierWest Bancorp. Mr. Watkins is the Chief Executive Officer of Rick’s Medical Supply, Inc., a company he founded in 1974.

Brian R. Pargeter previously served as a director of United Bancorp and its subsidiary, Douglas National Bank, until its merger with PremierWest Bancorp in May 2000, at which time he joined the Board of

PremierWest Bank. Mr. Pargeter was elected to the Board of PremierWest Bancorp in 2002. Mr. Pargeter is President and majority owner of Umpqua Insurance Agency, where he has been employed since 1967.

Dennis N. Hoffbuhr has served as a director of PremierWest Bancorp since its formation and served as a director of its predecessor, Bank of Southern Oregon, since its formation in 1990. Mr. Hoffbuhr has owned and operated Hoffbuhr and Associates, Inc., a land surveying and land use planning firm in Medford, Oregon for over five years. Mr. Hoffbuhr is a registered land surveyor certified by the Oregon State Board of Engineering Examiners.

Thomas R. Becker was a director of United Bancorp, which was acquired through a merger with PremierWest Bancorp in May 2000, and joined the Board as a result of that merger. Mr. Becker served as Executive Director of the Rogue Valley Manor, a continuing care retirement community in Medford, Oregon from 1978 through mid-year 2010. From 1990 to 2010, he was the Chief Executive Officer of Pacific Retirement Services, Inc., the parent corporation for 58 organizations providing housing and related services to over 3,000 seniors in Oregon, California, Wisconsin and Texas. Mr. Becker also serves as a director of Lithia Motors, Inc., a public corporation headquartered in Medford, Oregon.

James L. Patterson has served as a director of PremierWest Bancorp since its formation and served as a director of its predecessor, Bank of Southern Oregon, since 1999. Mr. Patterson retired from Pacific Power & Light in 1998 with thirty-four years of service. Since his retirement, he has worked as a self-employed business consultant.

John B. Dickerson previously served as a director of Mid Valley Bank until its merger with PremierWest Bank in January 2004, at which time he joined the Board of PremierWest Bancorp and PremierWest Bank. Mr. Dickerson served as Chief Executive Officer of Mid Valley Bank from 1990 until its merger with PremierWest in January 2004, at which time he retired.

Georges C. St. Laurent, Jr., joined PremierWest Bancorp’s and PremierWest Bank’s Board of Directors in September 2009. Mr. St Laurent, a seasoned business executive has for over five years been self-employed managing a portfolio of diverse investments in financial services, real estate and agricultural operations. Mr. St. Laurent served as Chairman and CEO and controlling shareholder of Western Bank, Oregon’s largest independent public bank during the 1990’s prior to its acquisition by Washington Mutual. Mr. St. Laurent’s business interests have spanned a wide variety of industries including serving as the CEO of GS Containers, the manufacturer of Sterno Canned Heat prior to its sale to Colgate Palmolive. Mr. St. Laurent is a graduate of Yale University and holds an MBA degree from Harvard.

Series B Directors

Mary Carryer was elected to the PremierWest Bancorp Board of Directors in December 2011 and appointed to Bancorp’s subsidiary PremierWest Bank’s Board of Directors in January 2012. Ms. Carryer has an extensive background in the financial services industry spanning three decades and three continents. Prior to her retirement, she held executive management positions with Bank of Hawaii, Westpac Banking Corporation, and Wells Fargo and Company. Ms. Carryer holds a Bachelor’s degree from Concordia University in Montreal and an MBA from the University of California, Berkeley.

Bruce Currier was elected to the PremierWest Bancorp Board of Directors in March 2012, and we have applied to the FDIC and Oregon Department of Consumer and Business Services to appoint him to the PremierWest Bank Board of Directors. Mr. Currier is the retired Coordinating Partner, Assurance and Advisory Business Services, for Ernst & Young, a position he held from July 1984 to June 2007.

Managing Committee

The following executive officers along with President & Chief Executive Officer, James M. Ford, comprise the Company’s Managing Committee and represent all of the Company’s executive officers. The Committee meets weekly to discuss and act on initiatives and strategies aligned with the Company’s Board approved Strategic Plan.

Tom Anderson, age 61, serves as Executive Vice President & Chief Administrative Officer for PremierWest Bancorp and its subsidiary, PremierWest Bank, a position he has held since 2008; prior to 2008 Mr. Anderson served as Executive Vice President & Chief Financial Officer for PremierWest Bancorp and PremierWest Bank. Prior to joining PremierWest in 2002 Mr. Anderson served in various senior executive positions, including Chief Operating Officer and Chief Financial Officer, and a member of the Board of Directors with a Southern Oregon headquartered community bank prior to its sale in 2000. Mr. Anderson’s career spans 40 years in the banking field.

Douglas Biddle, age 58, was named Executive Vice President & Chief Financial Officer of PremierWest Bancorp and its subsidiary, PremierWest Bank in January 2011. From 2005 thru 2010 Mr. Biddle served as President & Chief Executive Officer of Plumas Bancorp, a California community bank. During his twenty year career at Plumas Bancorp, Mr. Biddle served in increasing senior positions including Chief Administrative Officer, Chief Financial Officer and Chief Operating Officer. Mr. Biddle earned a BA in Political Science from the University of California—Davis, an MBA from UCLA, and is a Certified Management Accountant.

Joe Danelson, age 54, joined PremierWest Bank in April 2008 and served as Executive Vice President & Chief Banking Officer through December 2011, at which time he assumed the role of Chief Credit Officer. Prior to joining PremierWest Mr. Danelson held various positions with U.S. Bank where he spent 21 years. From 2003 through March 2008 Mr. Danelson served as Regional President for U.S. Bank’s Oregon Valley Coast Region. Mr. Danelson earned degrees from Montana State, Washington State, and the Pacific Coast Banking School at University of Washington. He also earned an MBA from Colorado State University.

Steven R. Erb, age 49, serves as Executive Vice President and Head of Community Banking of PremierWest Bancorp’s subsidiary PremierWest Bank. Mr. Erb joined PremierWest Bank in 2008 and served as Senior Vice President and Director of Operations through January 2012. Mr. Erb has in excess of 27 years of banking experience. Prior to joining PremierWest, Mr. Erb was Senior Vice President & Area Manager of Bank of the Cascades with responsibilities for the Southern Oregon market. Mr. Erb spent 21 years with First Interstate Bank/ Wells Fargo in a variety of operational, line and administrative roles including his most recent assignment as Vice President and Community Banking District Manager for the Southern Oregon operation. Mr. Erb holds a Bachelor of Science degree from the University of Oregon and is a graduate of the Pacific Coast Banking School at the University of Washington.

Kenneth A. Wells, age 61, serves as Executive Vice President and Chief Marketing Officer of PremierWest Bancorp’s subsidiary, PremierWest Bank. Mr. Wells served as Senior Vice President & General Manager for Software.Com, LLC from January 2007 until joining PremierWest Bank in June 2008. He served as Vice President of Marketing for Big Fish Games, Inc. during 2005 and 2006. From 2003 to 2005 Mr. Wells was a self-employed marketing consultant. Mr. Wells has over 30 years of increasingly senior leadership roles in marketing, brand management, and community relations with major multinational brands. Mr. Wells is a graduate of The American University, Washington, D.C., with a BA in Government Administration.

COMPOSITION OF THE BOARD

The Board of Directors currently is comprised of fourteen members. In compliance with the NASDAQ listing standards, a majority of members of the Board are independent directors. The Board has reviewed the relationships between non-management directors and Bancorp or the Bank. Based on its review, the Board determined that John A. Duke, Patrick G. Huycke, Rickar D. Watkins, Brian R. Pargeter, Dennis N. Hoffbuhr, James L. Patterson, John B. Dickerson, Georges C. St. Laurent, Jr., Mary Carryer and Bruce Currier are all independent directors, as defined in the NASDAQ listing standards.

Because we are a community bank, one of the more important criteria for serving on the Board of Directors is a director’s active involvement in the communities in our markets. Consequently, many of the Board members are actively involved in businesses in the communities in which they live. In making its determination of independence, the Board considered the various business relationships that exist between the Company and affiliates of individual Board members and determined that each of these business relationships is in the ordinary course of business and any payment made was nominal in amount, immaterial, and did not affect the ability of each individual to exercise independent judgment in carrying out the responsibilities as a director.

Bancorp has not adopted a formal policy requiring that all Board members attend the annual meeting of shareholders; however, all Board members are encouraged to attend all shareholders’ meetings. Last year, all Board members were in attendance at the annual meeting of shareholders.

Meetings and Committees of the Board of Directors

The Board and each of our Board committees regularly meet in executive session. The full Board of Directors met fourteen (14) times during 2011. All Board committees have regularly scheduled meetings except the Nominating and Compensation Committees, which meet as needed, upon the call of its chairman. Board committee chairs call for additional regular and special meetings of their committees, as they deem appropriate. During 2011, each director attended at least 75% of the Board meetings and meetings of committees on which they serve.

Director Qualifications and Experience

The following table identifies the primary experience, qualifications, attributes and skills of directors. This information supplements the biographical information provided above. The vertical axis displays the primary factors or attributes reviewed by the Nominating Committee in evaluating a Board candidate. The absence of a “—” in any box should not be construed to be a determination that the director lacks such an attribute.

Director Qualifications and Experience	John Anhorn	James Ford	Rich Hieb	John Duke	Patrick Huycke	Rickar Watkins	Brian Pargeter	Dennis Hoffbuhr	Thomas Becker	James Patterson	John Dickerson	Georges St. Laurent, Jr.	Mary Carryer	Bruce Currier
Professional standing in chosen field	—	—	—	—	—	—	—	—	—	—	—	—	—	—

Expertise in financial services or related industry	—	—	—	—	—						—	—	—	—

Audited financial reporting knowledge		—	—	—					—	—	—	—	—	—

Civic and community involvement	—	—	—	—	—	—	—	—	—	—	—	—	—

Other public company experience	—	—	—	—					—			—	—	—

Leadership and team building skills	—	—	—	—	—	—	—	—	—	—	—	—	—	—

Specific skills/knowledge:

Finance	—	—	—	—	—	—	—		—	—	—	—	—	—

Technology		—	—						—				—

Marketing	—	—	—						—				—

Human Resources	—	—	—		—	—	—		—	—	—

Governance	—	—	—	—	—				—					—

Board Committees

During 2011, the Board of Directors of Bancorp maintained a Funds Management Committee, Credit Committee, Audit Committee, Executive Committee, Compensation Committee and a Nominating Committee. The Audit Committee, Compensation Committee and Nominating Committee are all comprised solely of independent directors in compliance with the NASDAQ listing standards.

The table below shows current membership information for each Board committee:

Board Committee Membership	Funds Management	Credit Committee	Audit Committee	Executive Committee	Compensation Committee	Nominating Committee

John Anhorn	—	—		—

James Ford	—	—		—

Rich Hieb	—	—		—

John Duke		—		C	—	—

Patrick Huycke		—		—	C	C

Rickar Watkins	—	—

Brian Pargeter			—	—	—	—

Dennis Hoffbuhr		—

Thomas Becker	—

James Patterson			C	—	—	—

John Dickerson	—		—

Georges St.Laurent, Jr.	—	—		—	—	—

Mary Carryer	—		—

Bruce Currier	—		—

C = Chair

— = Member

Funds Management Committee

The Funds Management Committee is responsible for developing and maintaining asset/liability procedures, designating and communicating limits and controls and coordinating an integrated approach to balance sheet management. The Funds Management Committee held four (4) meetings during 2011.

Credit Committee

The purpose of the Credit Committee is to assist the Board of Directors of the Company by reviewing, approving and evaluating loan materials submitted to its subsidiary, PremierWest Bank, for loan amounts in excess of the internal limits of authority of the Chief Credit Officer and the Chief Executive Officer, as set from time to time by the Board of Directors. The Credit Committee held forty-four (44) meetings during 2011.

Audit Committee

The Audit Committee is responsible for oversight of the accounting, auditing and financial reporting processes, including the review and preparation of financial information disclosed to the public; monitoring the internal controls over financial accounting; and the performance and selection of the independent auditors. The Audit Committee is also responsible for receiving and investigating all inquiries and complaints relating to Bancorp’s accounting and auditing procedures and policies. The Board has adopted an Audit Committee charter that is available on its website at www.PremierWestBank.com. While each member of the Committee has the requisite employment and experience necessary and is appropriate to serve on the Audit Committee, Mr. Currier has the requisite education and experience to qualify as an “Audit Committee Financial Expert.” The Audit Committees of PremierWest Bancorp and PremierWest Bank met eight and five times, respectively, during 2011.

Executive Committee

The Executive Committee is responsible for designing, implementing and monitoring corporate governance policies and a code of ethics, ensuring compliance with the NASDAQ listing standards and other corporate governance regulations promulgated under the Sarbanes-Oxley Act of 2002. The Executive Committee held twelve (12) meetings during 2011. Except as specifically limited by the Board, the Company’s Articles of Incorporation or Bylaws, or applicable law, the Executive Committee is authorized to exercise any and all powers and have the authority of the Board during the time between meetings of the Board.

Compensation Committee

The Compensation Committee is responsible for establishing the compensation of the President & Chief Executive Officer and approving the compensation of the other executive officers upon recommendation of and after consultation with the President & Chief Executive Officer. Additionally, the Compensation Committee is responsible for overseeing the design and administration of certain compensation plans for Bancorp’s and its subsidiary, PremierWest Bank’s, officers, directors and employees. The Compensation Committee has adopted a charter that is available on the PremierWest’s website at www.PremierWestBank.com. The Compensation Committee held seven (7) meetings during 2011.

Nominating Committee

The Nominating Committee is comprised solely of independent directors. The Nominating Committee is responsible for evaluating the composition of the Board of Directors and selecting all director nominees, other than the Series B Directors, for approval by the full Board of Directors to stand for election at the annual meeting of shareholders. The Nominating Committee has adopted a charter that is available on PremierWest’s website at www.PremierWestBank.com. The Nominating Committee met three times during 2011.

Leadership Structure

The positions of Board Chair and President & Chief Executive Officer are filled by different individuals. Mr. Duke, an independent director, serves as Board Chair, while Mr. Ford serves as President & Chief Executive Officer. The Board believes that separating the roles of Chairman and Chief Executive Officer is preferable and in the best interests of shareholders because it gives our independent directors a significant role in the oversight of management and strategic direction of the Company. We believe that separation of the positions also enhances communication between management and the Board and provides the President & CEO with an individual to whom he can seek out input on key, significant decisions.

Risk Oversight

The Board oversees risk primarily through Board committees, with each committee responsible for overseeing risk within its area of responsibility, and also through executive officers assigned specific risk management responsibility who report to the Board of Directors or a specific committee. For example, our

Compensation Committee oversees risks related to existing and proposed compensation arrangements. The Compensation Committee has appointed the Chief Administrative Officer as the senior risk officer for compensation programs and practices. The Compensation Committee reviews a Compensation Risk Analysis Report twice each year and reviews the findings of the report with the full Board of Directors. The Credit Committee reviews, approves and evaluates loan policy and loans with greater risk. The Funds Management Committee oversees balance sheet management. The Company’s Director of Internal Audit & Compliance and the Director of Credit Examination meet with the Audit Committee on a regular basis to discuss specific areas of risk. Our President & CEO leads the Managing Committee in evaluating potential risks to the Company. Management regularly reports to the Board and its various committees, including information with respect to key risks facing the Company, including credit, interest rate, liquidity, reputational, operational and compliance risk. The Board and Board committees consider the risk aspects of such information and often request additional information with respect to issues that involve risks to the Company.

DIRECTOR NOMINATIONS

The Nominating Committee annually reviews the composition of the Board and the contributions and qualifications of each director to determine the future needs of the Board. The Nominating Committee, to the extent it deems necessary and appropriate, consults with the executive officers, other directors, business associates, legal counsel and other community professionals to identify potential candidates and recommends qualified nominees to the full Board for consideration. The full Board evaluates the candidates in the context of the current composition of the Board, the operating requirements of Bancorp and the Bank, and the long-term interests of the shareholders. In performing this evaluation, the Board considers the diversity, age, skills, experience, community involvement and other factors it deems appropriate given the identified needs of the Board and Bancorp and the desire to maintain a balance of knowledge, experience and capabilities on the Board. The Board has not used in the past, and does not anticipate using in the future, an outside search firm to provide potential nominees.

The Board of Directors plays a critical role in guiding Bancorp and overseeing its management. As a result, the Board seeks to attract and retain qualified candidates for Board membership, regardless of the origin of recommendation, including shareholders. The demand for responsible corporate governance and financial reporting has created an increased call for highly qualified and capable public company directors. Qualified director nominees should possess high moral character and personal integrity; a high level of leadership or managerial experience; experience and knowledge relative to matters affecting Bancorp; the ability and willingness to contribute to the Board; the ability to exercise sound, independent business judgment; a long-term commitment to the interests of shareholders and growth of Bancorp; freedom from conflicts of interest; and the ability to dedicate sufficient time to Board activities and duties. Shareholders may recommend potential qualified director nominees to the Board of Directors by providing written notice to the Chairman of the Nominating Committee.

In addition, shareholders may nominate individuals to stand for election. To be effective, nominations must follow the procedures set forth in our Bylaws and be received by Bancorp’s Secretary at least 60 calendar days before the date corresponding to the date on which Bancorp’s proxy materials were mailed to shareholders for the annual meeting in the preceding year, and no more than 120 calendar days before that date; provided, however, if the date of the annual meeting is changed by more than 30 calendar days from the date corresponding to the date of the preceding year’s annual meeting, or if the Corporation did not hold an annual meeting in the preceding year, then the notice will be considered timely if it is received by Bancorp’s Secretary a reasonable time before the Corporation mails its proxy materials for the annual meeting, but in any event at least 30 days before the Corporation mails its proxy materials for the annual meeting. The notice must set forth (a) the name and address of the shareholder giving the notice and of the beneficial owner, if any, on whose behalf the nomination is made, as well as the name and address of each person nominated by the shareholder; (b) a representation that the shareholder giving the notice is a holder of record of stock of the Corporation entitled to vote at the annual meeting and that the shareholder intends to appear in person or by proxy at the annual meeting to nominate the person(s) specified in the notice; (c) the class and number of shares of stock of the Corporation owned beneficially and of record by the shareholder giving the notice and by the beneficial owner, if any, on whose behalf the nomination is made; (d) a description of all arrangements or understandings between or among any of (i) the shareholder giving the notice, (ii) the beneficial owner on whose behalf the notice is given, (iii) each nominee, and (iv) any other person(s) (naming such person(s)) pursuant to which the nomination or nominations are to be made by the shareholder giving the notice; (e) such other information regarding each nominee proposed by the shareholder giving the notice as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission; and (f) the signed consent of each nominee to serve as a director of the Corporation if so elected. If the presiding officer determines that a nomination was not made in accordance with the Bylaws, he or she will so declare to the meeting, and the defective nomination will be disregarded. A shareholder must also comply with all applicable requirements of the Securities Exchange Act of 1934 and the SEC’s rules and regulations thereunder.

Bancorp did not receive any shareholders recommendations for nominees or any shareholder nominations for the 2012 annual meeting.

COMPENSATION DISCUSSION AND ANALYSIS

The Board of Directors is responsible for establishing and administering our executive compensation program. The Board delegates responsibility for reviewing compensation and recommending benefit programs and compensation levels to the Compensation Committee (referred to in this discussion and analysis as the “Committee”). The Committee operates under a charter, reviewed annually and posted on our website, and annually recommends to the Board for its approval the final compensation packages for our Chief Executive Officer and other executive officers. The Committee considered the results of the 2011 say-on-pay vote, which resulted in 89% of the votes cast approving executive officer compensation.

Executive Compensation Philosophy and Objectives

Our compensation program is intended to provide competitive, comprehensive compensation packages that will attract, retain and motivate highly-qualified and talented people at all levels of our organization, but most importantly, the executive management team. To accomplish this objective, we try to provide compensation packages that are competitive within our industry segment and market, while maintaining and promoting the interests of the Company and our shareholders. We believe in rewarding executives based on the Company’s performance.

The specific levels of compensation reflect the comparative level of job responsibility, the value of the job in the marketplace, and the competition for quality, key personnel in our industry. We have historically provided long-term and short-term incentives to meet certain strategic and financial goals and objectives that are integral to the success of the Company. Therefore, in addition to a competitive base salary, we have considered annual cash bonus and equity-based incentive plans. We offer equity-based incentives that encourage our executive officers and directors to focus on maximizing long-term shareholder value. We believe that executives and directors with a significant equity interest have a vested interest in the long-term growth and financial success of the Company.

In 2011 we adopted an Incentive Compensation Policy providing that Company practices will be guided by the following objectives:

•

Balanced risk-taking. Incentive compensation arrangements balance potential risks and financial benefits associated with the employee’s activities and the potential impact on the Company’s safety and soundness.

•	Effective controls and management. Incentive compensation arrangements are designed and operated in a manner compatible with strong internal controls and risk management.

•	Strong and effective governance. The Company will maintain active oversight of incentive compensation programs by the Committee and the Board.

As a community banking organization, business relationships throughout the communities we serve are important at all levels within the Company, making loyalty to the Company and longevity of employment important elements of our continued growth and success. We believe providing supplemental retirement programs and equity awards that vest over time, together with deferred compensation arrangements, encourages long-term employment with the Company.

As a participant in the U.S. Treasury’s TARP Capital Purchase Program, we are required to comply with compensation rules established by the Treasury. In addition to the Treasury’s rules, the federal banking agencies that regulate and supervise the Company and the Bank adopted guidance with respect to incentive compensation. One of our objectives is to ensure our compensation programs do not encourage excessive or imprudent risk taking and comply with the rules and guidance.

Establishing Compensation and Role of the Chief Executive Officer

The Committee is responsible for recommending the compensation package of our Chief Executive Officer and other executive officers. Our Chief Executive Officer proposes compensation packages for each executive officer to the Committee, which reviews and finalizes the compensation packages. Based on the recommendations of the Committee, the Board reviews and approves the final compensation for all executive officers.

Although we do not benchmark salaries, we try to ensure that our executive compensation program as a whole, and individual compensation packages, are competitive with pay for similar positions with similar companies or groups of companies within our industry. Individual compensation is established in accordance with the comparative information, experience, and individual performance evaluations for the respective executive. No one particular element or factor is weighed more heavily than another; rather, the compensation package is based on the collective judgment and discretion of the Committee members. We did not engage a compensation consultant to review salary data or total compensation in 2011, but have done so in the past.

The Committee and the Board periodically complete a written evaluation of Mr. Ford, with input from each of the directors. Mr. Ford evaluates the performance of the other named executive officers. The evaluations include a variety of subjective, non-financial criteria, such as leadership and development; quality and service delivery; board relations; employee relations; community relations; industry related political effectiveness; and strengths and development needs. The objective and subjective evaluation criteria reflect goals and objectives that are important to the implementation and execution of the Company’s strategic plan.

When determining the amount and form of annual compensation for the executive officers, the Committee reviews the total compensation earned by the executive and periodically compares total compensation to total compensation earned by counterparts at other companies. The Committee considers total compensation in the context of current fixed annual compensation, incentive compensation in the form of cash or equity and retirement benefits and other compensation. The mix of these elements is considered in the context of the reasonableness of the compensation package relative to comparative companies, Company goals and financial performance and the results of internal performance evaluations. Base salary is determined by competitive market factors, job description and relative pay within the Company as well as consideration of Company and individual performance.

The Chief Executive Officer recommends a strategic plan to the Board that identifies specific financial goals and often includes: non-interest deposit growth, the level of non-performing assets and overall credit quality, amounts of loan charge-offs and recoveries, capital levels, non-interest income and non-interest expense levels, net interest margin and business development or growth targets. The Committee establishes target performance thresholds for cash or equity-based incentive plans based on these goals, and reviews results of operations relative to performance criteria. The Committee’s focus, while operating under TARP rules, is on performance based incentive plans that result in the issuance of long-term restricted stock grants if the Company is profitable and meets other financial targets.

Although tax considerations are not the compelling factor in determining the annual compensation package, the Company attempts to maximize the tax benefits related to compensation expense. Further, the Company is cognizant of the compensation expense associated with all equity awards. The Committee intends all compensation to be Internal Revenue Code section 162(m) compliant to permit the Company to realize the tax benefits of all compensation paid to executive officers to the extent permissible under the Internal Revenue Code. Currently, none of our executive officers are expected to receive compensation in excess of the $500,000 section 162(m) threshold for TARP participants. Additionally, agreements with executives limit benefits to Internal Revenue Code section 280G limits and encourage cooperation between the Company and the executive in minimizing the tax impact of payments in the event of a change-in-control.

The Company has entered into employment and benefit agreements with executive officers that set forth the terms and conditions of employment, benefits provided and rights of the executive in the event of death, disability, termination of employment and change-in-control. After the expiration of the initial term, subject to certain circumstances in which the agreement may not be terminated, the agreements automatically renew annually unless the Board elects not to renew the term. The Committee is guided in part by the terms of these arrangements in adopting new benefit plans and establishing salary and incentive compensation.

Components of 2011 Compensation

Base Salary

Solely based on the Company’s performance, the Committee recommended no change in Mr. Ford’s salary, and Mr. Ford recommended no salary increases for executive officers. The Board concurred. The Committee continued to monitor market data, with attention to maintaining equitable and competitive compensation packages focused on retaining qualified executives. The Company’s lack of profitability during 2010 was the overriding factor in the Committee’s decision to not recommend changes in base salary for Mr. Ford and the executive officers, and did not reflect the individual performance of any of the executives.

Bonus Compensation

In past years, the Board established a bonus plan based on the annual budget and strategic objectives with the amounts payable in cash if performance levels relative to the budgeted net profit were achieved. TARP Capital Purchase Program restrictions on incentive bonuses limit incentive compensation to long-term restricted stock grants.

Equity-Based Compensation

At the 2011 annual meeting, shareholders approved the 2011 Stock Incentive Plan, which provides for the issuance of incentive and non-qualified stock options, restricted stock awards and restricted stock units. Historically, we issued stock options as the primary form of equity compensation as an incentive to focus on increasing long-term shareholder value. Over the past two years, the Committee has recommended moving to restricted stock or restricted stock unit grants, which we believe provide more tangible value to employees, will result in using fewer shares than option grants, and will comply with TARP compensation rules.

For 2010, the Committee discussed recommendations for executive officer incentive plans and evaluation formats with EW Partners and ultimately approved a Restricted Share Award Plan, using shares under our shareholder-approved stock incentive plan, for executive officers. The Committee recommended a similar plan for 2011, with restricted shares to be granted to executive officers in an amount not to exceed thirty-three percent (33%) of the officer’s base salary conditioned on achievement of predetermined performance targets. The maximum award, equal in value to 33% of base salary, would be payable only if achievement exceeds 125% of the established targets. The Committee and the Board approved the performance targets for 2011 based on (and weighted):

•	Net Income (25%)

•	Level of Classified Assets & Other Real Estate Owned (30%)

•	Non-Interest Expense (15%)

•	Non-Interest Income (10%)

•	Bank Tier 1 Capital (20%)

No awards could be paid to the Chief Executive Officer, however, unless the Company posted a profit for 2011. The Committee also retained discretion to determine whether awards to other executive officers would be made if the Company was not profitable. The awards to named executive officers other than the Chief

Executive Officer are weighted 50% on achievement of the established Company performance targets and 50% on achievement of predetermined personal goals and leadership competencies. For 2011, the Board established a maximum number of shares to be issued at 27,500. The level of achievement on the five targets was 0%, 104%, 97%, 104%, and 87%, respectively. The terms of the Restricted Share Award Plan, precluded an award being made to the Chief Executive Officer, based on the lack of profitability. No Awards were made to other executive officers.

Retirement Compensation

Supplemental Executive Retirement Plans (“SERPs”). The Company provides SERPs for selected executive officers. The SERPs provide retirement benefits in addition to any benefit the executive might receive through a Deferred Compensation Agreement or participation in the Company’s 401(k) Plan. We provide SERPs as a means of promoting long-term employment and rewarding the executive for their commitment and loyalty to the Company. The amount an executive may receive under a SERP is directly tied to base salary at retirement and years of service. In 2007, the Committee adopted a policy to standardize SERPs to contain the following provisions:

•	Generally, executive must be employed for 3 years before becoming eligible;

•	Annual benefits may not exceed 42% of base salary at normal retirement; and

•	Benefits are paid for 15 years beginning at termination of employment following retirement age.

As of the end of 2011, the Company’s accrued liability obligation under the existing SERPs for all of the named executive officers was $870,101. During 2011, Mr. Danelson became eligible for a SERP under our Board-approved policy.

See the Pension Benefits Table and the more detailed discussion of SERP benefits in the narrative below regarding post-termination benefits.

Deferred Compensation Agreements: The Company offers executive officers the opportunity to enter into a Deferred Compensation Agreement and elect to defer receipt of up to 75% of their salaries in any given year, which allows the executive to defer payment of income taxes on earned income to a later date. Based on the performance of the Company during 2011 no earnings were credited to deferred amounts. The deferred amounts plus accrued interest are paid out over a pre-determined period following termination of employment. In the event of a change-in-control or after payments have started under the agreement, the rate of interest adjusts to the prime rate as published in The Wall Street Journal.

Although the Company has a future obligation to make payments in accordance with the terms of the Deferred Compensation Agreement, the executive is considered an unsecured creditor of the Company. During 2011, no executive elected to defer compensation. The balance of deferred compensation accounts attributable to named executive officers at December 31, 2011 was $193,139. See the Non-Qualified Deferred Compensation Table for additional information.

Savings Plan and Other Benefits: We maintain a tax-qualified 401(k) plan in which executive officers may participate under the same terms as all eligible employees of the Company. Executives may contribute up to the maximum amount permitted by law and during 2011 the Company matched up to the lesser of 25% of the executive’s contribution or 1.5% of the executive’s compensation. The Company’s match for 2010 and 2009 was 25% and 50%, respectively. Additionally, the Company has entered into agreements that provide a death benefit to beneficiaries of executives and other key employees. These agreements provide for death benefits to the executive’s named beneficiary in the event of death during and after termination of employment, provided the termination is not for cause and does not occur prior to normal retirement. The Company maintains life insurance on the executives to cover the cost of these obligations.

Other Compensation

We also provide certain named executive officers country club memberships, use of a Company-owned vehicle, general disability insurance and long-term care insurance. The Company reimburses the executive for the individual cost of disability insurance and pays the premiums for the long-term care insurance. The Company either pays directly or reimburses the executive for the costs associated with the use of a vehicle, including maintenance, monthly payment and gas. The club memberships are paid directly by the Company and used by the executives for business entertainment and development. Executives are reimbursed for expenses incurred for business purposes.

Summary

Although the Company made improvements to its financial condition in 2011 and executed strategic initiatives to improve the Bank’s safety and soundness, the Company did not attain its profitability goal for 2011. The overall performance of Mr. Ford and executive officers reflected attainment of elements associated with our strategic plan. Given the challenging economic conditions in 2011, we believe the overall executive compensation package for 2011 was appropriate for a Company of our size with our financial performance.

Compensation Consultants

During 2011 the Committee did not engage a compensation consultant.

Effect of the Emergency Economic Stabilization Act of 2008 and the American Recovery and Reinvestment Act of 2009

On October 14, 2008, the U.S. Department of the Treasury (“Treasury”) announced the Capital Purchase Program (“CPP”) under the Emergency Economic Stabilization Act of 2008 (“EESA”). We participated in the CPP by selling preferred stock and a warrant to purchase common stock to the Treasury on February 13, 2009. As a result, we became subject to executive compensation requirements. On February 17, 2009, President Obama signed into law the American Recovery and Reinvestment Act of 2009 (“ARRA”). ARRA contained new restrictions on executive compensation for CPP participants, and amended the executive compensation and corporate governance provisions of EESA.

Our executives are subject to agreements that are designed to ensure compliance with Treasury rules and remain effective for so long as Treasury owns any of our CPP equity securities. The material executive compensation requirements of EESA, ARRA and Treasury regulations are as follows:

•

ARRA prohibits bonus and similar payments to top employees. We cannot pay any “bonus, retention award, or incentive compensation” to our top five most highly-compensated employees for as long as any CPP-related obligations are outstanding. “Long-term” restricted stock is excluded from ARRA’s bonus prohibition, but only to the extent the value of the stock does not exceed one-third of the total amount of annual compensation of the employee receiving the stock, the stock does not “fully vest” until after all CPP-related obligations have been satisfied, and any other conditions which the Treasury may specify have been met.

•

Prohibition on compensation that provides an incentive to take unnecessary and excessive risks and that encourage earnings manipulation. The Committee reviews our named executive officers’ incentive compensation arrangements with our senior risk officers to ensure that such officers are not encouraged to take these risks.

•

Clawback. We are required to recover any bonus or incentive compensation paid to a senior executive officer (“SEO”) or one of the next 20 most highly compensated employees where the payment was later found to have been based on statements of earnings, gains or other criteria which prove to be materially inaccurate.

•

Golden parachutes. ARRA prohibits any payment to a senior executive officer or any of the next five most highly-compensated employees upon termination of employment for any reason for as long as any CPP-related obligations remain outstanding.

•	Limit on tax deduction. EESA and Treasury regulations limit our tax deduction for compensation paid to any named executive officer to $500,000 annually.

All of our Committee’s actions and decisions are made in the context of compliance with TARP compensation rules and we have focused our incentive programs for named executive officers on long-term restricted stock.

COMPENSATION COMMITTEE REPORT

The Compensation Committee is responsible for establishing and administering our executive compensation program. Within the parameters of the current program, as described in the Compensation Discussion and Analysis, the Committee annually reviews executive compensation and recommends to the Board for its approval appropriate modifications, including specific amounts and types of compensation for the executive officers. The Committee is responsible for establishing the compensation of the Chief Executive Officer and reviews for consideration by the Board the annual compensation of the other executive officers.

The Compensation Committee has met with management to review and discuss the content of the Compensation Discussion and Analysis. Based on our review and discussion, the Compensation Committee recommended to the full Board that the Compensation Discussion and Analysis be included in the annual report on Form 10-K and, as applicable, the Company proxy or information statement.

In accordance with the TARP Compensation Standards, the Committee must certify the completion of SEO and employee compensation reviews. The Compensation Committee certifies that:

1.	It has reviewed with the senior risk officer the SEO compensation plans and has made all reasonable efforts to ensure that these plans do not encourage SEOs to take unnecessary and excessive risks that threaten the value of the Company;

2.	It has reviewed with the senior risk officer the employee compensation plans and has made all reasonable efforts to limit any unnecessary risks these plans pose to the Company; and

3.	It has reviewed the employee compensation plans to eliminate any features of these plans that would encourage the manipulation of reported earnings of the Company to enhance the compensation of any employee.

Compensation Risk Narrative

In accordance with the TARP Compensation Standards, the Compensation Committee must also provide a narrative regarding risks associated with the Company’s compensation programs. The following describes compensation programs in place, a discussion of potential risks, and elements of the program that mitigate risk:

•

Performance Based Incentive Bonus Plans: In accordance with a recommendation by its compensation consultant, the Compensation Committee approved a 2010 Restricted Share Award Program early in 2010. The Compensation Committee amended the Program for 2011 and submitted it to the full Board, at the February 24, 2011 meeting. Approval included allocation of a total of 27,500 shares and establishing five corporate objectives. Issuance of shares under the Program is based on actual performance compared to the pre-established objectives. The Chief Executive Officer is weighted 100% on achievement of corporate objectives, and is precluded from receiving awards if the Company does not achieve profitability for the full fiscal year. Performance for other executive officers is weighted 50% on corporate objectives and 50% on individual objectives and leadership skills.

Potential Risks: Awards under the Program are based on five pre-approved specific performance targets for 2011 which include net income, classified assets and OREO levels, non-interest expense, non-interest income and Bank Tier 1 Capital. With incentives tied to financial results, a risk of fraud is present. The targets chosen could also encourage executives to take a course of action that is guided by meeting the targets rather than long-term institution health.

Key Risk Related Mitigating Features: Achievement of performance targets are tied directly to the long term profitability of the Company and are based on Company-wide performance. Shares awarded under the program vest over an extended period of time, with 50% of any award vesting in years six and seven following grant. Additionally, awards include a “clawback” provision. The inclusion of measures related to capital levels and credit quality ultimately discourage actions that could result in growth through imprudent or highly risky products or actions. All performance objectives are financial metrics which are audited both by internal examiners and external auditors.

•

Stock Options/Restricted Share Awards: Employees, generally supervisory, may be awarded options to purchase stock or receive Restricted Share Awards, generally with a vesting period of seven years, with 50% of the vesting occurring during years six and seven.

Potential Risks: Equity based compensation could encourage actions to focus solely on stock price appreciation and, therefore, could encourage risk-taking.

Key Risk Related Mitigating Features: The vesting structure of the options is heavily weighted towards the latter years, thereby encouraging decisions that benefit the Company and its shareholders on a long term basis versus any specific, short-term period.

•

Deferred Compensation Agreements: Executive officers are eligible to participate in a Deferred Compensation Program. Under the terms of the agreements parties may defer receipt of a portion of their annual cash compensation. Compensation deferred is placed in a deferred compensation account for the benefit of the participant, and is not available for distribution until six months following a separation of service. The account is paid a rate of return equal to the average ROE achieved by the Company for the immediately preceding year. The participant is considered an unsecured creditor of the Company.

Potential Risks: The rate of return on amounts deferred is tied to an average ROE of the Company, which could cause the participant to focus on this financial measure to improve the annual return in a specific year.

Key Risk Related Mitigating Features: The ROE measure represents a small portion of the benefit in that it is only an annual interest component. Further, the participant is considered an unsecured creditor and has a vested interest in the long term success of the Company to ensure receipt of the stream of payments or lump sum payment following separation of service.

•

Supplemental Executive Retirement Plans (SERP): Executives may participate, subject to meeting Compensation Committee and Board approved participation criteria, in a SERP following completion of three years of service. A SERP provides for the executive to receive a percentage of their base salary for a specific period following normal retirement. The period is generally fifteen years and the percentage of base salary is generally up to 42% of base salary at the time of separation of service. The executive is considered an unsecured creditor of the Company.

Potential Risks: The SERP does not include features that are directly tied to any performance metric that would encourage an executive to manipulate results or to take on activity that threatens the long-term value of the institution.

Key Risk Related Mitigating Features: The payment is calculated on base salary at the time of separation of service and under most scenarios payments do not begin until the executive reaches normal retirement age and separates from service. The executive is considered an unsecured creditor. The executive has a vested interest in the long term success of the Company to ensure receipt of the fifteen year stream of payments. The long-term nature of the compensation is a key mitigating feature of SERP compensation.

The Committee does not believe that current compensation agreements or incentive programs encourage undue risk and in fact have been structured to encourage a long term stream of strong sustainable earnings. This conclusion is predicated on the fact agreements for executives are based on both net income achieved by the Company from year to year and that executives are considered unsecured creditors with a vested long term interest in the success of the Company. For those executives with SERP agreements this interest extends well past (15 years) separation of service. Additionally, the Board previously approved a Stock Ownership Policy requiring executive officers to hold a specified number of shares in the Company with restrictions on sales, thereby increasing their long term interest in the success of the Company. The Committee closely monitors compensation programs and in 2011 adopted an Incentive Compensation Policy that emphasizes strong oversight of and careful review of risk in incentive compensation programs.

Submitted by Compensation Committee Members:

Patrick G. Huycke, Chairman

John A. Duke

James L. Patterson

Brian R. Pargeter

Georges C. St. Laurent, Jr.

EXECUTIVE COMPENSATION

The following table summarizes the total compensation earned by the named individuals for the fiscal year ended December 31, 2011, 2010 and 2009. The table includes information for the President & Chief Executive Officer, Chief Financial Officer and the next three highest compensated executive officers that earned total compensation for 2011 in excess of $100,000. These individuals are referred to as the “named executive officers”. Please refer to the narrative discussion of executive compensation arrangements beginning on page 18.

SUMMARY COMPENSATION TABLE FOR 2011

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($)(10)	Option Awards ($)(10)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(1)		Total ($)
(a)	(b)	(c)		(d)	(e)	(f)	(g)	(h)	(i)		(j)
James M. Ford,	2011	$200,000		-	-	-	-	$8,912	$50,823	(5)	$259,735
President & Chief Executive Officer	2010	$200,000		-	-	-	-	$48,448	$51,334	(5)	$299,782
	2009	$200,000		-	-	-	-	$156,078	$53,711	(5)	$409,789
Tom Anderson,	2011	$181,960		-	-	-	-	-	$14,865	(6)	$196,825
Executive Vice	2010	$181,960		-	-	-	-	$82,867	$13,317	(6)	$278,144
President & Chief Administrative Officer	2009	$181,960		-	-	-	-	$91,820	$17,083	(6)	$290,863
Douglas N. Biddle,	2011	$175,000		-	$1,650	-	-	-	$49,844	(7)	$226,494
Executive Vice	2010	$7,965	(3)	-	-	-	-	-	-		$7,965
President & Chief Financial Officer	2009	-		-	-	-	-	-	-		-
Joe Danelson,	2011	$178,520		-	-	-	-	$155,518	$8,188		$342,226
Executive Vice	2010	$178,520		-	-	-	-	-	$7,790		$186,310
President & Chief Banking Officer	2009	$178,520	(2)	-	-	-	-	-	$115,980	(8)	$294,500
William M. Yarbenet,	2011	$180,000		-	-	-	-	-	$9,055		$189,055
Executive Vice President	2010	$180,000		-	-	-	-	-	$8,377		$188,377
& Chief Credit Officer	2009	$75,000	(4)	-	$8,000	-	-	-	$93,341	(9)	$176,341

(1)	Includes long-term care insurance premiums, club memberships (where appropriate), 401(k) matching contributions and personal use of automobile.
(2)	Includes amounts deferred under the Non-Qualified Deferred Compensation Plan: Mr. Danelson did not participate in 2011 or 2010, and deferred $11,500 for 2009.
(3)	Mr. Biddle was hired on 12/15/10, and his salary reflects actual amount paid in 2010, on a base annual salary of $175,000.
(4)	Mr. Yarbenet was hired on 8/3/09, and his salary reflects actual amount paid in 2009, on a base annual salary of $180,000.
(5)	In addition to items included in footnote (1) and (2), includes director fees of $30,000 in 2011, 2010 and 2009.
(6)	In addition to items included in footnote (1) and (2), includes reimbursement of long-term disability insurance premiums paid by the executive.
(7)	In addition to the items included in footnote (1) and (2), includes reimbursement of relocation expenses in the amount of $40,000.
(8)	In addition to the items included in footnote (1) and (2), includes reimbursement of relocation expenses in the amount of $106,449 in 2009.
(9)	In addition to the items included in footnote (1) and (2), includes relocation allowance in the amount of $90,000 in 2009.
(10)	For a discussion of valuation assumptions, see Note 21 of the Notes to Consolidated Financial Statements in PremierWest’s Annual Report on Form 10-K for the year ended December 31, 2011.

GRANTS OF PLAN-BASED AWARDS

The following table summarizes the grants of equity awards made during 2011 pursuant to the 2002 Stock Incentive Plan.

Estimated Future Payouts Under Non-Equity Incentive Plan Awards
		Threshold	Target	Maximum	All Other Stock Awards: Number of Shares of Stock	All Other Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
Name	Grant Date	($)	($)	($)	(#)	(#)	($)	($)
James M. Ford	-	-	-	-	-	-	-	-
Tom Anderson	-	-	-	-	-	-	-	-
Douglas N. Biddle	2/8/2011	-	-	-	500	-	-	1,650
Joe Danelson	-	-	-	-	-	-	-	-
William M. Yarbanet	-	-	-	-	-	-	-	-

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2011

The following table summarizes the outstanding equity awards as of December 31, 2011.

	OPTION AWARDS					STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock That have Not Vested (#)	Market Value of Shares or Units of Stock That Have not Vested ($)
(a)	(b)	(c)	(e)	(f)
James M. Ford	5,788	-	$159.80	4/1/2016	(1)	-	-
	198	463	$118.00	5/1/2017	(5)	-	-
	210	840	$89.90	5/1/2018	(6)	-	-
Tom Anderson	704	-	$40.90	3/1/2012	(1)	-	-
	326	-	$52.70	6/20/2012	(1)	-	-
	402	-	$53.10	5/1/2013	(1)	-	-
	511	-	$80.60	4/1/2014	(1)	-	-
	972	-	$90.90	3/17/2015	(1)	-	-
	165	386	$118.00	5/1/2017	(5)	-	-
	105	420	$89.90	5/1/2018	(6)	-	-
Douglas N. Biddle	-	-	$-			500	$400	(4)
Joe Danelson	525	2,100	$89.80	4/21/2018	(2)	-	-
William M. Yarbanet	-	-	$-			500	$400	(3)

(1)	These options are fully vested.
(2)	These options vest on each anniversary of the grant date over seven (7) years as follows: 5%, 5%, 10%, 10%, 20%, 20% and 30%, and will be fully vested 4/21/15.
(3)	These stock awards vest on each anniversary of the grant date over seven (7) years as follows: 5%, 5%, 10%, 10%, 20%, 20% and 30% and will be fully vested 8/3/16.
(4)	These stock awards vest on each anniversary of the grant date over seven (7) years as follows: 5%, 5%, 10%, 10%, 20%, 20% and 30% and will be fully vested 2/8/18.
(5)	These options vest on each anniversary of the grant date over seven (7) years as follows: 5%, 5%, 10%, 10%, 20%, 20% and 30%, and will be fully vested 5/01/14.
(6)	These options vest on each anniversary of the grant date over seven (7) years as follows: 5%, 5%, 10%, 10%, 20%, 20% and 30%, and will be fully vested 5/01/15.

OPTION EXERCISES AND STOCK VESTED

There were no stock options exercised or stock awards vested during 2011 by named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
James M. Ford	-	-	-	-
Tom Anderson	-	-	-	-
Douglas N. Biddle	-	-	-	-
Joe Danelson	-	-	-	-
William M. Yarbanet	-	-	-	-

SERP AGREEMENTS

The Company has Supplemental Employee Retirement Plan Agreements (“SERP”) with three (3) of the named executive officers. The following table summarizes the benefits available to each named executive officer under his respective SERP as of December 31, 2011.

PENSION BENEFITS

Name	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefit ($)		Payments During Last Fiscal Year ($)
(a)	(b)	(c)	(d)		(e)
James M. Ford	Supplemental Executive Retirement Plan	5.8	$213,437		-
Tom Anderson	Supplemental Executive Retirement Plan	9.9	$471,938	(1)	-
Douglas N. Biddle	not eligible	-	-		-
Joe Danelson	Supplemental Executive Retirement Plan	3.7	$155,518		-
William M. Yarbanet	not eligible	-	-		-

(1)	Note: Because of a change in the expected retirement age of Mr. Anderson, the present value of the accumulated benefit declined to $471,938 at 12/31/2011 from $501,146 at 12/31/2010. The value of Mr. Anderson’s pension benefit is expected to exceed $501,146 by the time of his retirement.

The present value of the accumulated benefit for each of the named executive officers is the accrual balance as of December 31, 2011. A discount rate of 5.1% was used in calculating the accrual balance.

Mr. Ford, Mr. Anderson, and Mr. Danelson each are parties to a SERP Agreement. The agreements provide for a maximum benefit of 15 years. The benefit is calculated as a percentage of their annual base salary at the time of separation from service. The benefit is payable at the latter of reaching normal retirement age or separation of service. Based on a separation of service at age sixty five (65), Mr. Ford’s, Mr. Anderson’s and Mr. Danelson’s agreements provide for benefits equal to 42%, 40%, and 38%, respectively of their base salary. The agreements for Mr. Ford and Mr. Anderson accelerate vesting in the event of involuntary termination without cause or voluntary termination with cause. However, Mr. Ford and Mr. Anderson have each executed Compensation Modification Agreements, which among other things does not allow for the acceleration of benefits during the period which the Company continues to be a TARP recipient.

NONQUALIFIED DEFERRED COMPENSATION

The Company provides a Deferred Compensation Program in which each named executive may elect to participate. The Company’s Deferred Compensation Plan provides for each participant to defer receipt of up to 75% of their annual salary and bonus. Until a change-in-control or distributions begin, the Company is obligated to pay interest on balances in the account at an annual interest rate equal to the Return on Equity for the prior fiscal year. No earnings were credited to the accounts for 2011. After payments begin or after a change-in-control event, the account balance accrues interest at a rate equal to the then current Prime Rate as published in the Wall Street Journal’s, “Money Rate” section. Each participant has pre-elected a form of distribution as either a lump sum distribution or equal monthly installments over a set period of time. Participants are deemed unsecured creditors of the Company. The following table summarizes the activity in any such program for each participating executive for the fiscal-year ended December 31, 2011.

NONQUALIFIED DEFERRED COMPENSATION FOR 2011

Name	Executive Contributions in Last FY	Registrant Contributions in Last FY	Aggregate Earnings in Last FY	Aggregate Withdrawals / Distributions	Aggregate Balance at Last FYE
(a)	(b)	(c)	(d)	(e)	(f)
James M. Ford	-	-	-	-	-
Tom Anderson	-	-	-	-	$181,639
Douglas N. Biddle	-	-	-	-	-
Joe Danelson	-	-	-	-	$11,500
William M. Yarbanet	-	-	-	-	-

DIRECTOR COMPENSATION

During 2011, each director of Bancorp, including employee-directors, received a flat fee based on Board position and number of committees each sits on. See Director Compensation table below.

The Compensation Committee evaluated the director compensation practices of Bancorp compared to those of other similar sized banking entities and public companies in the Pacific Northwest and determined that Bancorp’s director compensation for 2011 was appropriate.

Pursuant to the terms of the Continuing Benefit Agreements and Director Deferred Compensation Agreements, each director may defer all or any portion of his director fees, which will accrue interest prior to distribution upon termination of service. Also, at the director’s expense, the director, their spouse and dependents may participate in group medical, dental, vision and accidental death and dismemberment insurance generally available to Bancorp employees. Under certain circumstances, directors remain eligible for these benefits after termination of service.

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)(1)	Option Awards ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	Total ($)
(a)	(b)	(d)	(f)	(h)
John Anhorn	$31,800	-	-	$31,800
Richard R. Hieb	$31,000	-	-	$31,000
John Duke	$40,800	-	-	$40,800
Patrick Huycke	$40,800	-	-	$40,800
Rickar Watkins	$32,400	-	-	$32,400
Brian Pargeter	$32,400	-	-	$32,400
Dennis Hoffbuhr	$32,400	-	-	$32,400
Thomas Becker	$32,400	-	-	$32,400
James Patterson	$36,000	-	-	$36,000
John Dickerson	$32,400	-	-	$32,400
Georges St.Laurent, Jr.	$32,400	-	-	$32,400
Mary Carryer(2)	$-	-	-	$-

(1)	Includes $6,000 deferred for Watkins.
(2)	Joined Board of Directors December 21, 2011.

Directors listed below individually hold the following number of outstanding (vested and unvested) stock options as of December 31, 2011:

Name	Stock Options	Weighted-Average Exercise Price
John Anhorn	4,882	$78.85
Richard R. Hieb	3,824	$77.57
John Duke	2,043	$76.20
Patrick Huycke	2,043	$76.20
Rickar Watkins	1,642	$81.96
Brian Pargeter	431	$104.30
Dennis Hoffbuhr	2,043	$76.20
Thomas Becker	1,641	$81.96
James Patterson	1,970	$77.07
John Dickerson	1,172	$93.59

Employment, Compensation and Benefit Agreements

The Company has entered into employment agreements with each of the named executive officers which provide for certain payments and continued benefits after termination of employment and in the event of a change-in-control. The Company also has entered into SERP agreements with three of the named executive officers which obligate the Company to make future payments after termination of employment. The SERP agreements are fully explained in the section titled “SERP Agreements.” The amount of payment due on separation varies depending on whether the separation was a voluntary or involuntary termination, retirement, disability or death. The amounts set forth in the tables, displayed in “Potential Payments Upon Termination,” assume the termination of employment or change-in-control occurred on December 31, 2011. Each of these executives has executed a Compensation Modification Agreement, which among other things prohibits the acceleration of benefits and limits certain payments during the period which the company continues to be a TARP recipient. While certain payments are prohibited and the executives have each executed modification agreements, the payments displayed in the tables assume the Company is not a TARP recipient and that payments would be made under the terms of the original respective agreements.

Employment Agreement Provisions

The employment agreements for Messrs. Ford, Anderson, Biddle, Danelson and Yarbenet all provide the following benefits, either under the terms of the employment agreement or a separate agreement referenced in the employment agreement. The employment agreements automatically renew at the end of the initial term and each year thereafter, unless the Company elects not to renew the agreement. In the event of a change-in-control (as described below), the employment agreements become perpetual and the Company may not unilaterally cancel the agreement.

Upon termination of employment for any reason, including voluntary resignation or early retirement, the executive officers are entitled to receive: their base salary through the date of termination and, except if terminated for cause (as defined in the employment agreement) or executive voluntarily resigns, the executive officer is entitled to receive all unpaid bonuses and incentive compensation due executive officer; amounts accrued under any deferred compensation program in which the executives participated, unless terminated for cause; amounts payable under the 401(k) Plan and Supplemental Executive Retirement Plan; and the right to exercise all vested, unexercised stock options

Additionally, upon retirement or execution of a Separation Agreement in the event of termination without cause, termination for good reason, or termination (other than for cause) six months after a change-in-control, the executive officer shall receive the following: all unvested equity awards shall vest; the Company shall pay the 401(k) match equal to the amount due if the executive had remained employed through the end of the year; the Company shall provide health care coverage for executive officer and spouse for 15 years following termination of employment for Messrs. Ford and Anderson; and the Company will continue to pay premiums on Long-Term Care Insurance Policy for executive officer and spouse.

Under the Separation Agreement, the executive officer may elect not to compete with the Company, in which case the executive officer will continue to receive a monthly payment equal to one-twelfth (1/12th) of the executive officer’s base salary, for each month executive officer satisfies the terms of non-compete. Messrs. Ford and Yarbenet may receive such payments for up to two years after the separation date, while the time period for such payments to Messrs. Anderson, Biddle, and Danelson is one year.

Benefits if Termination is result of Death

The Company maintains life insurance policies on Messrs. Ford and Anderson and has entered into agreements to provide a death benefit to the executive’s estate in the amount of $150,000 and $250,000 for Messrs. Ford and Anderson, respectively. In addition to these insurance benefits and the other benefits to which the executive generally is entitled upon termination, agreements for Messrs. Ford and Anderson state that the Company will maintain health insurance for the deceased executive’s spouse for a period of 15 years after the date of death, if death occurred before retirement; or for 15 years after the date of separation if death occurred at or after retirement. The spouse may elect to continue the Long-Term Care Insurance, in which case the additional premiums paid by the Company shall reduce any death benefit.

Supplemental Executive Retirement Plan

Messrs. Ford, Danelson, and Anderson are parties to Supplemental Employee Retirement Plan (“SERP”) agreements with the Company. The benefits under these agreements are outlined under the section titled “SERP Agreements.”

Change-In-Control

Under the employment agreements and SERP agreements, a “change-in-control” is defined as any of the following events: a corporate transaction in which more than 50% of the voting power after such transaction is held by persons other than persons holding such voting power before the transaction; a person or designated group of persons pursuant to Rule 13D of the Securities Exchange Act of 1934, acquires 25% or more of Company’s voting securities; a person or group acquires 10% of the voting securities and such person or the group’s nominee becomes Chairman of the Board; within a two-year period a majority of the Board of Directors changes; or the Company sells substantially all of its assets.

Potential Payments Upon Termination

The following tables estimate the benefits that each named executive would receive in the event of termination and/or change-in-control. For purposes of this table, the termination event or change-in-control is deemed to have occurred on December 31, 2011. While payments may contractually be made on a monthly basis, the following tables present the information as annual payments. These tables also assume the Company is not a TARP recipient and that payments would be made under the terms of the original respective agreements and not subject to the CPP Compensation Regulations. Under the terms of the employment agreements with certain named executives and under certain termination scenarios, unvested stock options accelerate; however, the closing price of PremierWest Bancorp securities on December 31, 2011, was substantially below the exercise price of all stock options. Therefore, no value is attributed to acceleration upon termination in the table below.

Involuntary Without Cause or Voluntary for Good Reason	Mr. Ford	Mr. Anderson	Mr. Biddle	Mr. Danelson	Mr. Yarbenet
SERP (1)(6)	$48,000	$65,506	-	$24,993	-
Health & Long-Term Care Insurance (2)(6)	$21,172	$15,194	-	-	-
Deferred Compensation, Annual Payment (3)(6)	-	$45,410	-	$1,150
Non-Compete/Consulting Payment (4)(6)	$200,000	$181,960	$175,000	$178,520	$180,000
Survivor Death Benefit (5)(7)(8)	$150,000	$250,000	-	-	-

Voluntary Without Good Reason
SERP (1)(6)	$36,000	$54,588	-	$24,993	-
Health & Long-Term Care Insurance	-	-	-	-	-
Deferred Compensation, Annual Payment (3)(6)	-	$45,410	-	$1,150
Survivor Death Benefit	-	-	-	-	-

Long-Term Disability
SERP (1)(6)	$36,000	$54,588	-	$24,993	-
Health & Long-Term Care Insurance	-	-	-	-	-
Deferred Compensation, Annual Payment (3)(6)	-	$45,410	-	$1,150
Survivor Death Benefit (5)(7)(8)	$150,000	$250,000	-	-	-

Termination as a Result of Death
SERP (1)(6)	$84,000	$61,866	-	$67,838	-
Health & Long-Term Care Insurance (2)(6)	$9,938	$9,293	-	-	-
Deferred Compensation, Annual Payment (3)(6)	-	$45,410	-	$1,150
Survivor Death Benefit (5)(7)	$250,000	$350,000	$100,000	$100,000	$100,000

Six (6) Months Following Change in Control
SERP (1)(6)	$48,000	$65,506	-	$24,993	-
Health & Long-Term Care Insurance (2)(6)	$21,172	$15,194	-	-	-
Deferred Compensation, Annual Payment (3)(6)	-	$45,410	-	$1,150
Noncompete/Consulting Payment (4)(6)	$200,000	$181,960	$175,000	$178,520	$180,000
Survivor Death Benefit (5)(7)(8)	$150,000	$250,000	-	-	-

(1)	Payments for Messrs. Ford, Danelson, and Anderson are for a period of fifteen (15) years following separation of service and are based on a percentage of their respective base salary at the time of termination. The percentage is determined based on the reason for termination. Messrs. Biddle and Yarbenet were not eligible to participate in a SERP agreement at December 31, 2011.
(2)	The Company has agreed to provide the executives and their spouse health insurance coverage for a period of fifteen (15) years following termination. No continued coverage is provided if the termination is a result of disability or voluntary termination without good reason prior to the executives normal retirement age. The Company has also agreed to continue making long term care premium payments under certain termination scenarios.
(3)	The deferred compensation payments are payments on amounts of income previously earned for which receipt was deferred for tax purposes, plus interest accrued. The annual payment indicated in the table represents the balance of the executives account divided by the previously elected term for distribution.
(4)

Each executive, under certain termination scenarios, may elect to enter into a non-compete agreement for a period of one or two years. The executive would receive one-twelfth (1/12th) of his annual base salary for each month that he abides by the terms of the non-compete agreement. The Agreements for Messrs. Ford and Yarbanet provide for a non-compete period of up to two years. Agreements for Messrs. Danelson, Anderson, and Biddle provide for a non-compete period of up to one year.

(5)	The Company maintains life insurance policies on Messrs. Ford and Anderson and has entered into agreements to provide a death benefit to the executives’ beneficiaries in the amount of $150,000 and $250,000 Messrs. Ford and Anderson, respectively. The executive is fully vested in this benefit if termination is a result of a disability; without cause; with good reason or the result of a change in control. All executives also participate in a group life insurance program available to all employees. The group program provides for a death benefit equal to one times the employee’s base salary with a maximum benefit of $100,000, provided death occurs prior to termination of employment.
(6)	Amount shown represents annual payment.
(7)	Amount shown is one-time lump sum payment.
(8)	Payment shown would be made at time of death if death occurred following termination.

Equity Award Practices

To attract top quality executives, we grant an initial stock option or restricted stock award to executives as both an incentive and inducement to join the Company. These awards are always made at fair market value on the date of grant, which generally is the first day of employment. The Compensation Committee reviews and approves awards at regularly scheduled meetings in the first half of the year and sets a specific future date on which the awards will be granted.

TRANSACTIONS WITH DIRECTORS AND OFFICERS

PremierWest Bank has deposit and lending relationships with many of its directors and officers, as well as with their affiliates. All loans to directors, officers and their affiliates were made in the ordinary course of business, on substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with other persons, and did not involve more than the normal credit risk or present other unfavorable features. All of the loans are current and all required payments thereon have been made. As of December 31, 2011, the aggregate outstanding amount of all loans to officers and directors was approximately $20.8 million.

Director Dennis Hoffbuhr is a borrower of PremierWest Bank with a variable rate (currently 6.75% per annum) commercial real estate secured loan originated in December 2001 in the amount of $900,000. The outstanding balance as of March 8, 2012, was $669,095. The largest aggregate balance outstanding during 2011 was $709,069 and Mr. Hoffbuhr paid $30,031 in principal and $28,247 in interest in 2011. During 2011 Mr. Hoffbuhr’s recurring income supporting this loan fell outside of our internal risk guidelines and as a result the rating was changed to “substandard”. The loan has never been thirty (30) days past due; is currently on accrual status and reported as a troubled debt restructured (TDR). After consultation with bank regulators, the board of directors (with Mr. Hoffbuhr excused) approved an extension of the loan maturity to June 2012 to give the borrower additional time to resolve the issue.

The Company has a conflict of interest provision in its Code of Ethics, which requires all officers and directors to present potential conflicts of interest before the Board for review. Such conflicts routinely arise as a result of potential business relationships between the Bank and its officers and directors. The Company has adopted a written policy to address and review certain business relationships with officers and directors arising in the ordinary course of business with the Bank and its affiliates that could potentially be a conflict of interest or otherwise compromise the independent judgment of the Board members. The policy expressly exempts review of lending activities that are otherwise reviewed and approved by the Board of Directors and are on terms no more favorable than would be afforded an unrelated third party. Additionally, non-loan related transactions are reviewed if they exceed $5,000 in value.

The individual officer or director is required to bring all reviewable transactions to the attention of the Audit Committee, which makes an initial evaluation. In addition to Audit Committee members, any other Board member may participate in the evaluation process and may vote on the matter (other than the director party to the transaction). Annually, the Company issues questionnaires to all of its executive officers and directors, inquiring as to any business relationships existing or entered into in the past fiscal year, or contemplated for the coming fiscal year.

During 2011, the law firm of Huycke, O’Connor, Jarvis & Lohman, LLP of which director Patrick Huycke is a partner was utilized for various legal issues by PremierWest Bank. It was determined that the use of the law firm that director Huycke is associated with did not jeopardize his ability to remain independent when carrying out his duties as a director of PremierWest Bancorp or its subsidiary, PremierWest Bank.

SECURITY OWNERSHIP OF MANAGEMENT AND OTHERS

The following table sets forth the shares of common stock beneficially owned as of March 23, 2012, by any shareholder who is (i) known by the Company to own beneficially more than 5 percent of the outstanding shares of any class of stock, (ii) each of director (iii) each of our executive officers, and (iv) all of our directors and executive officers as a group.

Name and Title of Beneficial Owner	Class of Stock (1)	Shares of Stock	Restricted Stock Vesting Within 60 Days	Stock Options Exercisable Within 60 Days	Shares Held in 401(K) Plan (2)	Total Shares of Stock Owned (3)	Percentage of Class Owned (4)
Thomas Becker, Director	Common	106,858	-	1,641	-	108,499	1.08%
Mary Carryer, Director	Common	-	-	-	-	-	*
Bruce Currier, Director	Common	-	-	-	-	-	*
John Dickerson, Director	Common	46,517	-	1,171	-	47,688	*
John A. Duke, Director Chairman PremierWest Bancorp	Common	687,433	-	2,043	-	689,476	6.87%
Dennis Hoffbuhr, Director	Common	27,085	-	2,043	-	29,128	*
Patrick G. Huycke, Director	Common	73,266	-	2,043	-	75,309	*
Brian Pargeter, Director	Common	45,581	-	430	-	46,011	*
James Patterson, Director	Common	4,526	-	1,970	-	6,496	*
Georges C. St. Laurent, Jr., Director	Common	987,833	-	-	-	987,833	9.84%
Rickar Watkins, Director	Common	23,285	-	1,641	-	24,926	*
John Anhorn, Director Chairman PremierWest Bank	Common	18,644	-	4,147	3,292	26,083	*
Richard Hieb, Director	Common	13,583	-	3,383	3,024	19,990	*
Tom Anderson, Executive Vice President & Chief Administrative Officer	Common	28,933	-	3,348	1,347	33,628	*
Douglas Biddle, Executive Vice President & Chief Financial Officer	Common	1,500	-	-	-	1,500	*
Joe Danelson, Executive Vice President & Chief Credit Officer	Common	-	-	788	5,772	6,560	*
Steve Erb, Executive Vice President, Community Banking	Common	12,851	-	-	3,422	16,273	*
James M. Ford, President & Chief Executive Officer	Common	18,208	-	6,434	38	24,680	*
Kenneth A. Wells, Executive Vice President & Chief Marketing Officer	Common	-	-	53	1,117	1,117	*
William M. Yarbenet, Executive Vice President & Former Chief Credit Officer	Common	1,636	-	-	-	1,636	*
PremierWest 401K Plan	Common	281,105	-	-	-	281,105	2.80%
U.S. Department of the Treasury	Series B Preferred	41,400	-	-	-	41,400	100.00%
U.S. Department of the Treasury	Common (Warrant)	109,039	-	-	-	109,039	1.07%
All Directors and Executive Officers as a Group (20 persons and 401K Plan)	Common	2,378,844	-	31,135	-	2,409,979	23.94%
Name and address of beneficial owners of more than 5% of voting stock
Orca Investment Management, LLC 738 SE Kane Street, Roseburg, OR 97470 (a)	Common	664,262				664,262	6.62%

1-	Represents shares deemed beneficial ownership; including shares held in trusts, Individual Retirement accounts, SEP Accounts or by the individual’s spouse.
2-	Represents those shares held in PremierWest Bancorp 401K Profit Sharing Plan for the benefit of the executive officer or director.
3-	Represents the total number of shares owned, and includes stock options exercisable and restricted shares vesting within sixty (60) days.
4-	* indicates less than 1.0%.
(a)	Based on information filed on Schedule 13G on January 13, 2012

PROPOSAL No. 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with the requirements of the ARRA, until such time as the Series B Preferred Stock issued pursuant to the CPP is redeemed, PremierWest Bancorp is required annually to submit to shareholders for their approval the executive compensation arrangements of the named executive officers as described in its proxy statements. This proposal, commonly known as a “Say-on-Pay” proposal, provides our shareholders the opportunity to approve or not approve our current executive compensation program and policies through a vote on the following resolution:

“RESOLVED, that the shareholders approve the compensation of executive officers as described in the Compensation Discussion & Analysis and tabular disclosure regarding Named Executive Officer compensation (together with the accompanying narrative disclosure in this Proxy Statement.)”

As provided in the ARRA, the vote is not binding on the Board of Directors and may not be construed as overruling a decision by the Board of Directors, nor creating or implying any additional fiduciary duty by the Board of Directors, nor be construed to restrict or limit the ability of shareholders to make proposals for inclusion in proxy materials related to executive compensation. As a TARP participant, we are required to submit the say-on-pay vote each year and are not required to submit a proposal soliciting shareholder recommendations on the frequency of the say-on-pay vote.

The Company believes that its compensation policies and procedures are strongly aligned with the long-term interests of its shareholders.

Executive Compensation

The compensation of the named executive officers is set forth in the various compensation tables and narratives accompanying those tables. Additionally, the Compensation Discussion and Analysis section of this Proxy provides a general description of our compensation philosophy and the various types of compensation used. We encourage you to refer to this information when voting. The Compensation Committee has not made any substantive changes to the executive compensation packages reflected in this proxy, but may consider such changes as may be necessary or appropriate to address changes in the duties and responsibilities of any of the named executives or changes that may be required by Treasury under TARP regulations and applicable provisions of EESA and ARRA. We believe that the current management structure and compensation package are instrumental to our future success and our ability to attract and retain the best possible management team to lead the Company in the future.

Vote Required and Effect

Approval of our executive compensation policies and procedures as described in this proxy statement requires that the number of votes cast in favor of the proposal exceed the number of votes cast against it. Abstentions and broker non-votes will not be counted as votes cast and therefore will not affect the determination as to whether our executive compensation policies and procedures are approved. Because this shareholder vote is advisory only, the outcome will not be binding on the Company, the Board of Directors or the Compensation Committee. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING IN FAVOR OF THE RESOLUTION TO APPROVE THE COMPANY’S EXECUTIVE COMPENSATION ARRANGEMENTS AS DESCRIBED IN THIS PROXY STATEMENT

PROPOSAL No. 3

RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

The Sarbanes-Oxley Act of 2002 requires the Audit Committee be directly responsible for the appointment, compensation and oversight of the audit work and the independent registered public accounting firm. The Audit Committee has selected the firm of Moss Adams LLP (“Moss Adams”), the Company’s independent registered public accounting firm for the year ended December 31, 2011, to act in such capacity for the fiscal year ending December 31, 2012. No affiliations exist between the Company and Moss Adams, its partners, associates or employees, other than those that pertain to the engagement of Moss Adams in the previous year (i) as our independent registered public accounting firm and (ii) for certain tax advice and tax planning services. Moss Adams has served as the Company’s independent registered public accounting firm since 2002. See the Fees Paid to Auditors Table for the amount of fees paid to Moss Adams in 2011 and 2010.

Shareholder ratification of the appointment of Moss Adams as our independent registered public accounting firm is not required by law, by our Bylaws or otherwise; and the Audit Committee is not bound by the shareholder vote. The Audit Committee, however, will consider the results of the shareholder vote on this proposal and may, in its discretion, appoint a new independent registered public accounting firm at any time if it determines that such a change would be in the best interests of the Company and its shareholders. A representative of Moss Adams is expected to attend the annual meeting and that representative will have the opportunity to make a statement, if they desire to do so, and to answer appropriate questions regarding its appointment.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING IN FAVOR OF RATIFYING THE APPOINTMENT OF MOSS ADAMS AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE COMPANY

FEES PAID TO AUDITORS

	2011	Approved by Audit Committee	2010	Approved by Audit Committee
Audit Fees (A)	$350,000	100%	$402,000	100%
Audit Related Fees (1)(B)	25,000	100%	22,000	100%
Tax Fees (2)(B)	15,000	100%	44,000	100%
All Other Fees (3)(B)	9,000	100%	65,000	100%

Total Fees	$399,000	100%	$533,000	100%

1)	Includes fees incurred for employee benefit plan audit services and out-of-pocket expenses.
2)	Includes fees billed for the preparation of state and federal income tax returns, tax planning, tax credit research and analysis for tax reporting purposes.
3)	Includes assistance with regulatory matters and interest rate risk review.
A)	Accrual basis fees related to year-end audit, whether paid prior or subsequent to December 31.
B)	Modified cash-basis fees represent all billings during the 12 month periods ended December 31.

PRE-APPROVAL POLICIES

All audit and non-audit services performed by Moss Adams LLP, and all audit services performed by other independent auditors, must be pre-approved by the Audit Committee. These services include, but are not limited to, the annual financial statement audit, audits of employee benefit plans, tax compliance assistance, tax consulting and assistance with executing our acquisition strategy. Moss Adams LLP, may not perform any prohibited services as defined by the Sarbanes-Oxley Act of 2002 including, but not limited to, any bookkeeping or related services, internal audit outsourcing, legal services, and performing any management or human resources functions.

The services performed by Moss Adams for the 2011 audit engagement were pre-approved by the Audit Committee at its March 15, 2011 meeting, in accordance with the Committee’s pre-approval policy and procedures. This policy describes the permitted audit, audit-related, tax, and other services (collectively, the “Disclosure Categories”) that the independent auditor may perform. The policy requires that a description of the services (the “Service List”) expected to be performed by the independent auditor in each of the Disclosure Categories be pre-approved annually by the Committee.

Services provided by the independent auditor during the following year that are included in the Service List were pre-approved following the policies and procedures of the Committee.

Any requests for audit, audit-related, tax, and other services not contemplated on the Service List must be submitted to the Committee for specific pre-approval and cannot commence until such approval has been granted. Normally, pre-approval is provided at regularly scheduled meetings. However, the authority to grant specific pre-approval between meetings, as necessary, has been delegated to the Chair of the Audit and Compliance Committee. The Chair must update the Committee at the next regularly scheduled meeting of any services that were granted specific pre-approval.

In addition, although not required by the rules and regulations of the SEC, the Committee generally requests a range of fees associated with each proposed service on the Service List and any services that were not originally included on the Service List. Providing a range of fees for a service incorporates appropriate oversight and control of the independent auditor relationship, while permitting the Company to receive immediate assistance from the independent auditor when time is of the essence.

The policy contains a de minimis provision that operates to provide retroactive approval for permissible non-audit services under certain circumstances. The provision allows for the pre-approval requirement to be waived if all of the following criteria are met:

1.	The service is not an audit, review or other attest service;

2.	The aggregate amount of all such services provided under this provision does not exceed $5,000 per fiscal year if approved by management or $50,000 per fiscal year if approved by the Chair of the Committee;

3.	Such services were not recognized at the time of the engagement to be non-audit services (to date the SEC has not provided any guidance with respect to determining whether or not a service was “recognized” at the time of the engagement. We believe that the SEC intended the term “recognized” to mean “identified”);

4.	Such services are promptly brought to the attention of the Audit and Compliance Committee and approved by the Audit and Compliance Committee or its designee; and

5.	The service and fee are specifically disclosed in the Proxy Statement as meeting the de minimis requirements.

AUDIT COMMITTEE REPORT

The purpose of the Audit Committee is to assist the Board of Directors of Bancorp in fulfilling its responsibilities, by overseeing the accounting and financial reporting processes of the Company, and audits of financial statements of the Company. The oversight includes, but is not limited to, reviewing the financial information, which will be provided to shareholders and others, the systems of internal controls which Management and the Board have established and the performance and selection of independent auditors. The Audit Committee is also responsible for receiving and investigating any complaint relating to the Company’s accounting and auditing procedures and policies. The Committee operates under a written charter adopted by the Board of Directors that is available on the Company’s website www.PremierWestBank.com.

With respect to the year ended December 31, 2011, in addition to its other duties, the Committee 1) reviewed and discussed with Management and Moss Adams LLP, the Company’s independent registered public accounting firm, the audited financial statements as of December 31, 2011; 2) reviewed and accepted Management’s report as to the effectiveness of the system of internal controls over financial reporting; reviewed and discussed with Moss Adams LLP, the quality and adequacy of those controls; 3) reviewed and discussed with Moss Adams LLP, those matters required to be discussed with the Audit Committee under the applicable auditing standards, including Statement on Auditing Standards No. 61, as amended; 4) discussed and reviewed with Moss Adams LLP, fees paid for services during 2011, the firm’s independence and determined that the provisions of non-audit related services was compatible with maintaining independence; and 5) received from Moss Adams LLP, a formal written statement consistent with the Independence Standards Board Standard No. 1.

Based on our review and discussions with the our independent registered public accounting firm and Management, the Committee approved the audited consolidated financial statements be included in PremierWest Bancorp’s Annual Report on Form 10-K, for the year ended December 31, 2011, for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee Members:

James L. Patterson (Chairman)

John B. Dickerson

Brian R. Pargeter

Mary Carryer

Bruce Currier

CODE OF ETHICS

The Board of Directors has adopted and approved a Code of Conduct and Ethics, which is publicly available on our website at www.PremierWestBank.com and applies to, among others, our principal executive, financial and accounting officers and all other officers serving in a finance, accounting, tax or investor relations role. Bancorp intends to disclose all amendments to and waivers of this code on our website. The code requires our employees to avoid conflicts of interest, comply with all laws and regulations and conduct business in an honest and ethical manner. The code is also intended to promote full and accurate financial reporting.

SHAREHOLDER COMMUNICATIONS

The Board of Directors has not adopted a formal policy regarding shareholder communications with the Board or individual directors. However, Bancorp maintains an investor relations department to receive and address shareholder inquiries. Currently, the investor relations department screens all inquiries and routes them to the appropriate management personnel or, in the case of corporate governance issues or specific inquiries relating to accounting, auditing and financial reporting practices, to the Chairman of the Audit Committee or the appropriate Board member. Inquiries relating to operations, financial information or stock ownership should be directed to the attention of Management. Shareholders wishing to communicate with the Board must do so in writing and direct communications regarding corporate governance issues and accounting, auditing and financial reporting practices to the attention of the Board of Directors or Chairman of the Audit Committee and mail them to: PremierWest Bancorp, Investor Relations Department, 503 Airport Road, Medford, Oregon 97504. Communications directed to Management may be by telephone, fax, and e-mail or in writing. Additional contact information is available on PremierWest’s website at www.PremierWestBank.com.

SECTION 16 (a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Securities Exchange Act of 1934 requires that all executive officers, directors, and persons who beneficially own more than 10 percent of the common stock file an initial report of their beneficial ownership of common stock and to periodically report changes in their ownership. The reports must be made with the Securities and Exchange Commission with a copy sent to PremierWest Bancorp.

Based solely on the review of copies of the reports we received and the representations by the reporting executive officers, directors and shareholders owning more than 10 percent, we believe, to the best of our knowledge, that all Section 16(a) filing requirements were met in a timely manner for fiscal year ended December 31, 2011, except for one late Form 3 filing following the election of Mary Carryer by the holder of our Series B Preferred Stock.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2011, none of PremierWest’s executive officers served as a member of the Board of Directors or Compensation Committee of any other entity that has one or more of their executive officers serving as a member of PremierWest’s Board of Directors or Compensation Committee.

OTHER BUSINESS

The Board knows of no other matters to be brought before the shareholders at the meeting. In the event other matters are presented for a vote at the meeting, the proxy holders will vote shares represented by properly executed proxies at their discretion in accordance with their judgment on such matters.

At the meeting, Management will report on our business and shareholders will have the opportunity to ask questions.

COPIES TO SHAREHOLDERS

We will provide, without charge, a copy of our Annual Report on Form 10-K as filed with the Securities and Exchange Commission. Written requests should be mailed to the attention of Douglas Biddle, Chief Financial Officer, PremierWest Bancorp, P.O. Box 40, 503 Airport Road, Medford, Oregon 97501.

Copies of the public portions of reports filed with the SEC may be inspected and copied at the headquarters of the SEC, 450 Fifth Street, NW, Washington, D.C. 20549. Certain information is available electronically at the SEC’s Internet website at www.sec.gov.

Copies of the public portions of reports to the FDIC may be inspected and copied at the office of the FDIC, 550 17th St. N.W., Washington, D.C. Certain financial information filed by PremierWest with the FDIC is available electronically at the FDIC’s Internet website at www.fdic.gov.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Moss Adams LLP, independent registered public accounting firm, audited the consolidated financial statements of the Company for the years ended December 31, 2011, 2010 and 2009. Representatives of Moss Adams LLP, are expected to be present at the annual meeting, will be given the opportunity to make a statement and will be available to respond to any appropriate questions.

PROPOSALS OF SHAREHOLDERS

Any shareholder who wishes to submit a proposal for consideration at the next annual meeting must submit the proposal to our Corporate Secretary, Tom Anderson, at 503 Airport Road, Medford, Oregon, no later than December 15, 2012, to be entitled to have the proposal included in our Proxy Statement for the next Annual Meeting of Shareholders.

In addition, our Bylaws contain an advance notice provision that requires that all business proposed by a shareholder that will be conducted or considered at a meeting must meet notice requirements. For business to be properly submitted by a shareholder for a vote at an annual meeting, the shareholder must (i) be a shareholder of record as of the record date for the meeting, (ii) be entitled to vote at the meeting, and (iii) have given timely notice in writing of the proposal to be submitted by the shareholder for a vote. The shareholder’s notice must be delivered to the Secretary at the Corporation’s principal executive offices. To be timely, a shareholder’s notice must be received by the Secretary at least 60 calendar days before the date corresponding to the date on which the Corporation’s proxy materials were mailed to shareholders for the annual meeting in the preceding year, and no more than 120 calendar days before that date; provided, however, if the date of the annual meeting is changed by more than 30 calendar days from the date corresponding to the date of the preceding year’s annual meeting, or if the Corporation did not hold an annual meeting in the preceding year, then the shareholder’s notice will be considered timely if it is received by the Secretary a reasonable time before the Corporation mails its proxy materials for the annual meeting, but in any event at least 30 days before the Corporation mails its proxy materials for the annual meeting.

A shareholder’s notice to the Secretary must set forth as to each matter the shareholder proposes to bring before the annual meeting: (i) a description in reasonable detail of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and address, as they appear on the Corporation’s books, of the shareholder proposing such business and of the beneficial owner, if any, on whose behalf the proposal is made, (iii) the class and number of shares of the Corporation that are owned beneficially and of record by the shareholder proposing such business and by the beneficial owner, if any, on whose behalf the proposal is made, and (iv) any material interest of such shareholder proposing such business and the beneficial owner, if any, on whose behalf the proposal is made in such business.

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Pacific Time, on May 24, 2012.

Vote by Internet
		•	Log on to the Internet and go to
www.envisionreports.com/PRWT
		•	Follow the steps outlined on the secured website.
Vote by telephone
		•	Call toll free 1-800-652-VOTE (8683) within the USA,
US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	•	Follow the instructions provided by the recorded message.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed, FOR Proposal 2 and FOR Proposal 3.	+

1.	Election of Directors:	01 - John L. Anhorn	02 - Richard R. Hieb	03 - James M. Ford	04 - John A. Duke
		05 - Patrick G. Huycke	06 - Rickar D. Watkins	07 - Brian R. Pargeter	08 - Dennis N. Hoffbuhr
		09 - Thomas R. Becker	10 - James L. Patterson	11 - John B. Dickerson	12 - Georges C. St. Laurent, Jr.

☐	Mark here to vote FOR all nominees

☐	Mark here to WITHHOLD vote from all nominees
		01	02	03	04	05	06	07	08	09	10	11	12
☐	For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.	☐	☐	☐	☐	☐	☐	☐	☐	☐	☐	☐	☐

		For	Against	Abstain
2.	Non-binding Advisory Vote on Executive Compensation: Advisory approval of the compensation of executive officers as described in the Compensation Discussion and Analysis and tabular and narrative disclosure in the proxy statement.	☐	☐	☐

3.	Ratify the appointment of Moss Adams LLP as the independent registered public accounting firm for fiscal year 2012.	☐	☐	☐

4.	At the discretion of the proxy holder, on such other business as may properly come before the meeting and any adjournments or postponements thereof.

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please date and sign exactly as name appears herein. Joint owners should each sign. Where applicable, indicate position or representative capacity.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

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01FLLB

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — PREMIERWEST BANCORP		+

REVOCABLE PROXY SOLICITED BY THE BOARD OF DIRECTORS ANNUAL MEETING OF SHAREHOLDERS MAY 24, 2012
PremierWest Bancorp’s Annual Meeting of Shareholders will be held on May 24, 2012 at 1:00 p.m., local time, at the Rogue Valley Country Club, 2660 Hillcrest Road, Medford, Oregon.

The undersigned hereby appoints James M. Ford and Tom Anderson, and each of them, proxies with full power of substitution to vote on behalf of the undersigned all shares of common stock of PremierWest Bancorp at the Annual Meeting to be held on May 24, 2012, and any adjournments or postponements thereof, with all powers the undersigned would possess if personally present, with respect to the matters set forth on the reverse side.

Either or both of the proxies (or substitutes) present at the meeting may exercise all powers granted hereby. The shares represented by this Proxy will be voted as specified on the reverse side, but if no specification is made, this Proxy will be voted FOR the election of all nominees, FOR proposal 2 and FOR proposal 3. Proxies may vote in their discretion as to other matters that may come before the meeting.

The Board of Directors has fixed the close of business on March 23, 2012, as the record date for the determination of shareholders entitled to receive notice of and vote at the annual meeting and any adjournments or postponements thereof.

When you go online, you can also help the environment and save the Company the costs of printing and mailing by consenting to receive electronic delivery of future materials.

Your internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. If you have submitted your proxy by the Internet or telephone there is no need for you to mail back your proxy card.

C	Non-Voting Items
Change of Address — Please print new address below.

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